SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 1, 2014

Date of Report

(March 28, 2014)

(Date of earliest event reported)

DURECT CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-31615	94-3297098
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10260 Bubb Road

Cupertino, CA 95014

(Address of principal executive offices) (Zip code)

(408) 777-1417

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Modification of Executive Officer Compensation

On February 4, 2014, DURECT Corporation (the “Company”) filed a Form 8-K describing a summary of actions taken by the Compensation Committee of the Company for the Company’s Chief Executive Officer, the Chief Financial Officer, and the other named executive officers of the Company for whom compensation disclosure was required in the Company’s most recent proxy statement filed with the Securities and Exchange Commission. As described in that Form 8-K, these executives were to receive 2014 base salaries effective April 1, 2014 reflecting a 3% increase as compared to their base salaries in 2013.

To more closely align the interests of the Company’s named executive officers with the interests of the Company’s stockholders, certain of the Company’s named executive officers have volunteered to receive a reduced portion of their salary in cash, with this portion instead being paid in options. The total shares subject to each option in lieu of salary were determined by using a standard Black-Scholes option-pricing model. The new applicable 2014 cash salary effective as of April 1, 2014, the cash amounts being foregone and the options awarded, by individual, are as follows:

	New Fiscal Year 2014 Base Salary	Cash Foregone	Stock Options (Number of Shares Subject to Option Grant) (1)
James E. Brown, D.V.M., President & Chief Executive Officer	$465,814	$50,000	48,077
Felix Theeuwes, D. Sc., Chairman & Chief Scientific Officer	$259,417	$125,000	120,912
Matthew J. Hogan, Chief Financial Officer	$318,216	$16,750	16,106

Notes:

(1)	The options were granted by the Compensation Committee on March 28, 2014. The exercise price per share of such option grant is $1.36, the closing price of the Company’s common stock on the NASDAQ Global Market on the date of grant. The vesting associated with the options is as follows: one-fourth (1/4) of the total shares subject to the option shall vest quarterly over one (1) year following the date of grant, subject to continued service. In the event of the optionee’s termination of service with the Company for a reason other than Cause, the post-termination exercise period for the vested options shall be seven (7) years, subject to the ten (10) year term of the option.

Modification of Director Compensation

Commencing April 1, 2014, the non-employee directors also agreed to receive a portion of their retainers in stock options. The total shares subject to each option in lieu of cash retainer were determined by using a standard Black-Scholes option-pricing model. The exercise price per share of the options is $1.36, the closing price of the Company’s common stock on the NASDAQ Global Market on the date of grant. The vesting associated with the options is as follows: one-fourth (1/4) of the total shares subject to the option shall vest quarterly over one (1) year following the date of grant, subject to continued service. In the event of the optionee’s termination of service with the Company for a reason other than Cause, the post-termination exercise period for the vested options shall be seven (7) years, subject to the ten (10) year term of the option.

Name	Amount of Retainers Provided As Options ($)	Option Awards (Number of Shares subject to option grant)
Simon X. Benito	$15,000	14,423
Terrence F. Blaschke, M.D.	$15,000	14,423
David R. Hoffmann	$37,500	36,058
Armand P. Neukermans, Ph.D.	$15,000	14,423
Jon S. Saxe	$15,000	14,423
Jay Shephard	$15,000	14,423

Appointment of Executive Officer

On March 28, 2014, the board of directors of the Company promoted Judy Joice, 57, from Vice President, Operations and Corporate Quality Assurance to Senior Vice President, Operations and Corporate Quality Assurance, effective immediately.

Ms. Joice joined the Company in 2007 as Executive Director, Quality Assurance, and has over 25 years of experience in the pharmaceutical industry with such companies as Nektar Therapeutics, Oread and Syntex Research. During her career, Ms. Joice has gained broad experience in developing, implementing and managing all aspects of company-wide quality systems and compliance functions, ranging from drug development through commercial manufacturing. Ms. Joice has a B.S. in Chemistry from California State University.

Effective April 1, 2014, Ms. Joice’s salary will be $285,000, and she will be eligible for a target bonus for performance in 2014 equal to 35% of her 2014 base salary, provided that the actual bonus to be awarded to her, as with our other executive officers, will be at the Compensation Committee’s complete discretion based on the Company’s performance against specified corporate objectives and other factors to be taken into account at the discretion of the Compensation Committee, as described further in the Company’s Form 8-K filed February 4, 2014. Ms. Joice received $246,323 in salary in 2013 and a cash bonus of $15,632 for performance in 2013. Ms. Joice is also entitled to participate in our standard employee benefits plans.

In connection with her promotion, Ms. Joice was granted options to purchase 40,000 shares of the Company’s common stock with an exercise price of $1.36, the closing price of the Company’s common stock on the NASDAQ Global Market on the date of grant. The vesting associated with the options is on a quarterly basis over four years following the date of grant, subject to continued service. On January 31, 2014, she received an annual grant of 100,000 options and a grant of options to purchase 30,452 shares of common stock partially in lieu of a cash bonus, and on February 2, 2013 she received an annual grant of 90,000 options and a grant of options to purchase 46,097 shares of common stock partially in lieu of a cash bonus. The exercise prices for the options were equal to $2.09 per share and $1.21 per share, the respective closing prices of the Company’s common stock on the NASDAQ Global Market on the dates of grant. The grants associated with foregoing cash bonus amounts vested immediately, and the vesting associated with the annual option grants is on a quarterly basis over four years following the date of grant, subject to continued service.

There is no family relationship between Ms. Joice and any director or executive officer and, outside of her employment relationship, she is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DURECT Corporation

Date: April 1, 2014	By:	/s/ Matthew J. Hogan
Matthew J. Hogan
Chief Financial Officer